Exhibit 99.1

NOMINATION AND COOPERATION AGREEMENT

This Nomination and Cooperation Agreement (this “Agreement”), dated November 3, 2025 (the “Effective Date”), is by and among Jack in the Box Inc., a Delaware corporation (the “Company”), and GreenWood Investors, LLC (together with the entities listed on Schedule A hereto, “GreenWood,” and together with their respective controlled Affiliates (as such term is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the “GreenWood Group,” and each entity and controlled Affiliate individually, a “member” of the GreenWood Group). GreenWood and the Company are referred to herein as the “Parties,” and each is referred to herein as a “Party.”

WHEREAS, on October 31, 2025, an affiliate of GreenWood provided notice to the Company (the “Nomination Notice”) of its intention to nominate two (2) candidates for election to the board of directors of the Company (the “Board”) at the Company’s 2026 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”);

WHEREAS, the Company and GreenWood desire to enter into an agreement regarding compositional changes to the Board and certain other matters, as provided in this Agreement; and

WHEREAS, the Board has decided to appoint Mr. Alan Smolinisky (the “First New Director”) and Mr. Mark King (the “Second New Director” and, together with the First New Director, the “New Directors,” and each, a “New Director”) to the Board and to subsequently nominate and recommend in favor of each of them as a candidate for election to the Board at the 2026 Annual Meeting in furtherance of the Company’s ongoing board refreshment process.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Board Matters.

(a) In furtherance of the Company’s ongoing refreshment process, on the fifth (5th) business day following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to (i) increase the size of the Board from eight (8) to ten (10) directors and (ii) appoint each of the New Directors as members of the Board to fill the newly created vacancies.

(b) The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each of the New Directors as a candidate for election to the Board at the 2026 Annual Meeting. The Company shall include each New Director in its slate of Board- nominated and recommended candidates for election as directors of the Company at the 2026 Annual Meeting, recommend that the Company’s stockholders vote in favor of the New Directors’ election in the same manner as for the Company’s other director nominees at such meeting and use the same efforts to cause the election of each of the New Directors at the 2026 Annual Meeting as it uses for the Company’s other director nominees at such meeting (including by soliciting proxies in favor of the election of each of the New Directors and otherwise supporting each of the New Directors for election in a manner no less rigorous or favorable than the manner in which the Company supports its other director nominees).

Exhibit 99.1
(c) In connection with the foregoing, and as a condition to the appointment of each New Director, each New Director shall provide to the Company the information that is required to be disclosed or customarily provided for directors or candidates for directors in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, and any information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying its compliance and legal obligations.

(d) Subject to Section 1(f), each New Director, upon his appointment or election to the Board and for so long as he is a member of the Board, will be governed by the same policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management directors of the Company, including, without limitation, the Company’s Code of Conduct, Corporate Governance Principles and Practices, Employee/Insider Trading Policy, share ownership guidelines, and any other securities trading policies, anti-hedging policies, conflict of interest policies, confidentiality policies, related party transactions guidelines and corporate governance guidelines or other items applicable to such directors, whether currently in place or as may be adopted or amended by the Company in the future (collectively, “Company Policies” and, each, a “Company Policy”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. During the Covered Period (as defined below), any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated by this Agreement.

(e) The Company agrees that the number of directors on the Board will not exceed ten(10) directors during the Covered Period without the prior written consent of GreenWood.

(f) During the Covered Period, the Company hereby agrees that the First New Director shall be permitted to and may provide confidential information to GreenWood subject to a confidentiality agreement between the Company and GreenWood, in a form to be reasonably agreed between the parties (the “Confidentiality Agreement”), which shall be executed and delivered reasonably promptly following the First New Director’s appointment to the Board; provided, however, that (i) such confidential information may not include any materials prepared for the Board (or any committee thereof) or communications or discussions among Board members, (ii) such discussions of confidential information must (A) be conducted in a manner that would not require any public disclosure of the information disclosed and (B) occur no more frequently than four (4) times per year without the prior consent of the Company, and(iii) GreenWood must comply with all terms and obligations of this Agreement and the Confidentiality Agreement then in-effect. For the avoidance of doubt, GreenWood acknowledges and agrees that, except as expressly permitted by the Confidentiality Agreement and this Section 1(f) or consented to by the Company in writing, no member of the GreenWood Group has the right to receive or access any confidential information concerning the Company, including, without limitation, any confidential information received by either of the New Directors in their capacity as a director of the Company.

(g) Simultaneous with the appointment of the New Directors, the Board, and all applicable committees of the Board, shall take all action necessary to form an advisory committee of the Board (the “Capital Allocation Committee”) to support the Board and management as set forth in the Capital Allocation Committee’s charter, which shall be adopted by the Board in the form attached as Schedule B hereto and shall not be modified prior to the end of the Covered Period without the prior written consent of GreenWood. The Capital Allocation Committee shall be comprised of three (3) directors, including the First New Director, Mr. Lance Tucker and Mr. Enrique Ramirez Mena, with the First New Director serving as its chair. If either of Mr. Tucker or Mr. Ramirez Mena (or any replacement thereof) is unable or unwilling to serve as a member of the Capital Allocation Committee, resigns as a member, is removed as a member or

Exhibit 99.1
ceases to be a member of the Capital Allocation Committee for any other reason during the Covered Period, the Company shall be entitled to select, in consultation with GreenWood, a replacement member, and the Board shall promptly appoint such director to the Capital Allocation Committee. During the Covered Period, the Company (for the avoidance of doubt, including the Board) shall not be entitled to remove the First New Director as a member of the Capital Allocation Committee without the prior written consent of GreenWood.

(h) In furtherance of the Company’s investor outreach program, the Company intends to increase its investor communications and use its reasonable best efforts to hold an investor day within six (6) to fifteen (15) months following the Effective Date.

(i) Concurrently with the appointment of the New Directors to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint the First New Director for membership on each of the Compensation Committee of the Board and the Capital Allocation Committee. Without limiting the foregoing, the New Directors shall be given the same consideration for membership on any committee of the Board as any other non- management director with similar relevant expertise and qualifications.

(j) If the First New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Covered Period, and at such time the GreenWood Group has aggregate beneficial ownership of at least five percent (5%) (the “Minimum Ownership Threshold”) of the then-outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), then the Board (and all applicable committees thereof) shall appoint, as promptly as practicable, a substitute replacement director candidate selected by GreenWood that is reasonably acceptable to the Company (such person, a “Replacement Director”), to serve as a director of the Company and as a member of each committee on which the First New Director served (including, for the avoidance of doubt, as chair of the Capital Allocation Committee) for the remainder of the First New Director’s term (subject to meeting the requirements for service on such committees pursuant to the listing rules of NASDAQ and applicable rules of the SEC). Effective upon the appointment of a Replacement Director to the Board, such Replacement Director will be considered the First New Director, and a New Director, for all purposes of this Agreement. As a condition to any Replacement Director’s appointment to the Board, such person shall (i) qualify as “independent” under the applicable listing rules of NASDAQ and the rules and regulations of the SEC, (ii) not be an Affiliate of the GreenWood Group, (iii) be qualified to serve as a member of the Board under all applicable Company Policies, (iv) have provided to the Company (A) the information that is required to be disclosed or customarily required for the Company’s directors and candidates for directors in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, and any information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying its compliance and legal obligations and (B) his or her consent to being named in the Company’s proxy materials at the 2026 Annual Meeting and to serving as a director, if elected, if such appointment is to occur prior to such meeting and (v) participate in customary procedures for new director candidates, including, without limitation, an appropriate background check, comparable to those undergone by other non-management directors of the Company.

(k) The Company’s obligations under Section 1 shall terminate automatically, and the GreenWood Group shall have no rights under this Section 1, if the GreenWood Group fails to have aggregate beneficial ownership and the right to vote at least the Minimum Ownership Threshold from November 24, 2025, through the 2026 Annual Meeting. GreenWood shall promptly notify the Company in writing upon the GreenWood Group ceasing to beneficially own in the aggregate the Minimum Ownership

Exhibit 99.1
Threshold. Company Policies, (iv) have provided to the Company (A) the information that is required to be disclosed or customarily required for the Company’s directors and candidates for directors in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, and any information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying its compliance and legal obligations and (B) his or her consent to being named in the Company’s proxy materials at the 2026 Annual Meeting and to serving as a director, if elected, if such appointment is to occur prior to such meeting and (v) participate in customary procedures for new director candidates, including, without limitation, an appropriate background check, comparable to those undergone by other non-management directors of the Company.

2. Standstill.

(a) The GreenWood Group agrees that, during the Covered Period, it shall not, and shall cause each of the members of the GreenWood Group not to, directly or indirectly (including through its or any of its advisors, agents, representatives or other third parties, in each case, acting on its or their behalf or at its or their direction), in any manner, alone or in concert with others, without the prior written consent of the Company or the Board:

(i) (A) (x) initiate, make, engage in, knowingly encourage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act), including, without limitation, any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act, of proxies or consents to vote with respect to, or from the holders of, any securities of the Company or (y) advise, knowingly encourage or knowingly influence any person (other than any member of the GreenWood Group; provided, however, that any advice, encouragement or influence provided to any member of the GreenWood Group shall be provided in a manner that does not otherwise violate and is not inconsistent with the other provisions of this Section 2 or Section 3) with respect to the voting of, or the giving or withholding of any proxy, consent or other authority to vote or act with respect to, any securities of the Company, including, without limitation, in connection with the election or removal of directors or any other matter or proposal, (B) become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents, other than a solicitation or acting as a participant in support of all of the nominees of the Board at any stockholder meeting, (C) submit, propose, be the proponent of or present any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) to be acted upon by stockholders of the Company during the Covered Period or knowingly encourage any person to submit or present any such stockholder proposal, (D) initiate or participate in, or knowingly encourage any person to initiate, directly or indirectly, any “vote no,” “withhold” or similar campaign with respect to the Company or (E) grant a proxy with respect to its Common Stock to any person that is not a member of the GreenWood Group (a “Third Party”) or a director or officer of the Company, in each case, other than as permitted by Section 2(c); (ii) with respect to the Company or the Common Stock, (A) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act or (B) participate in, or take any action pursuant to, or knowingly encourage any person to take any action pursuant to, any type of “proxy access”; (iii) (A) form, join (whether or not in writing) or act in concert with any “group” (as such term is defined in Section 13(d) of the Exchange Act) with any Third Party with respect to the securities of the Company or (B) agree, attempt or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities into any voting trust or similar arrangement, or subject any securities of the Company to any trust, arrangement or agreement with any Third Party with respect to the voting or consent to vote thereof (excluding

Exhibit 99.1
customary brokerage accounts, margin accounts or prime brokerage accounts), except as expressly set forth in this Agreement;

(ii) with respect to the Company or the Common Stock, (A) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act or (B) participate in, or take any action pursuant to, or knowingly encourage any person to take any action pursuant to, any type of “proxy access”;
(iii) (A) form, join (whether or not in writing) or act in concert with any “group” (as such term is defined in Section 13(d) of the Exchange Act) with any Third Party with respect to the securities of the Company or (B) agree, attempt or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities into any voting trust or similar arrangement, or subject any securities of the Company to any trust, arrangement or agreement with any Third Party with respect to the voting or consent to vote thereof (excluding customary brokerage accounts, margin accounts or prime brokerage accounts), except as expressly set forth in this Agreement;

(iv) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other “group” (as such term is defined in Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, or direct any Third Party in the acquisition of, any securities of the Company or any rights decoupled from the underlying securities that would result in the GreenWood Group owning, controlling or otherwise beneficially owning more than 12.5% in the aggregate of the then-outstanding shares of Common Stock (such percentage, the “Ownership Limit”); provided, however, that nothing herein will require securities to be sold to the extent the members of the GreenWood Group, collectively, exceed the Ownership Limit under this clause (iv) as the result of a share repurchase, tender or similar transaction by the Company that reduces the number of outstanding shares of Common Stock;

(v) except in a transaction approved by the Board, in an open market broker sale transaction where the identity of the purchaser is not known or in an underwritten widely dispersed public offering (for which the lead underwriter(s) are approved by the Company), sell, offer, or otherwise dispose, or agree to sell, offer, or otherwise dispose directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities held by the GreenWood Group to any Third Party that, to such person’s knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including, but not limited to, information in documents filed with the SEC), would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of five percent (5%) or more of the shares of Common Stock outstanding at such time;

(vi) sell, offer or agree to sell, transfer, assign or convey, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying securities of the Company held by any member of the GreenWood Group to any Third Party;

(vii) (A) seek, make or submit, either alone or in concert with others, any offer or proposal (with or without conditions) with respect to any tender or exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, reorganization, sale or acquisition of substantially all of the Company’s assets, restructuring, liquidation, separation, spin-off, dissolution or other extraordinary transaction involving the Company (including its subsidiaries or

Exhibit 99.1
joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), (B) knowingly solicit any person to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, (C) make any public (or reasonably expected to become public) statement with respect to an Extraordinary Transaction or (D) take any action that would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (vii); provided, however, that this clause (vii) shall not preclude the GreenWood Group or any member thereof from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company;
(viii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(ix) compensate, or enter into any agreement, arrangement or understanding (whether written or oral) to compensate, any person for his or her service as a director of the Company with any cash, securities (including, without limitation, any rights or options convertible or exchangeable into, or exercisable for, securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities;

(x) (A) call or seek to call, or request the call of, any meeting of stockholders, including by written consent, whether or not such a meeting is permitted by the Restated Certificate of Incorporation of the Company (as it may be amended and/or restated, the “Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company (as they may be amended and/or restated, the “Bylaws”), including, without limitation, a “town hall meeting”, (B) seek any individual’s election or appointment to, or any representation on, the Board, except as set forth in this Agreement, (C) nominate or propose the nomination of, or knowingly encourage any person to nominate, propose the nomination of, any candidate to the Board, except as set forth in this Agreement, (D) seek, or advise, knowingly encourage any person to seek, the removal or election of any member of the Board or management, other than in accordance with any recommendation of the Board or as permitted in this Agreement, (E) solicit consents from stockholders or otherwise act or seek to act by written consent, other than in accordance with any recommendation of the Board or as permitted pursuant to Section 2(c), (F) conduct any type of binding or nonbinding referendum of stockholders or (G) demand a copy of, or make any request for any stockholder list or other Company books and records, whether pursuant to Rule 14a-7 promulgated under the Exchange Act, the Delaware General Corporation Law, any other regulatory provisions of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders);

(xi) initiate, solicit or join as a party any litigation, arbitration, claim or other proceeding against or involving the Company, its Affiliates or any of its or their respective current or former directors, officers, employees, agents or representatives, in their respective capacities as such (including, without limitation, derivative actions and class actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any of the members of the GreenWood Group from (A) bringing litigation against the Company solely to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any of the members of the GreenWood Group, (C) exercising statutory appraisal rights, (D) responding to or complying with validly issued legal process from any governmental authority with competent jurisdiction over such member or (E) bringing bona fide

Exhibit 99.1
commercial disputes that do not relate to the subject matter of this Agreement (and the Company agrees that this clause (xi) (including the exceptions thereto) shall apply mutatis mutandis during the Covered Period to the Company and its directors, officers, employees and agents (in each case, acting in their respective capacities as such) and Affiliates with respect to the members of the GreenWood Group or any of its or their respective current or former directors, officers, employees, partners, agents or representatives, in their respective capacities as such);

(xii) make or submit any proposal, request or statement, either publicly or in a manner that would reasonably be expected to require public disclosure, with respect to: (A) advising, controlling, changing or influencing the Board or management of the Company, including, without limitation, any plans or proposals with respect to any change in the Board, including, without limitation, the number or term of directors or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend, share repurchase or capital allocation policies, programs or practices of the Company, (C) any change in the Company’s management, business, operations, strategy, governance, corporate structure or other affairs or policies, (D) any waiver, amendment or modification to the Certificate of Incorporation or Bylaws, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case, except as permitted by, or in accordance with, this Agreement;

(xiii) make any public (or reasonably expected to become public) disclosure, announcement or statement or speak to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Company’s stockholders, officers or directors with respect to the Company’s governance, employees, management, policies, operations, strategy, balance sheet, capital allocation, marketing approach or business configuration or any Extraordinary Transaction;

(xiv) make any public (or reasonably expected to become public) disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, the Company’s management, policies, affairs, securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xv) make any public (or reasonably expected to become public) disclosure, announcement or statement to take any of the foregoing actions that any member of the GreenWood Group is prohibited from taking pursuant to this Section 2(a);

(xvi) initiate or enter into any negotiations, agreements, contracts, arrangements or understandings, in all cases whether oral or written, formal or informal, with any Third Party with respect to such person taking any action that any member of the GreenWood Group is prohibited from taking pursuant to this Agreement or otherwise knowingly advise, encourage or seek to persuade any person to take any such action; or

(xvii) request or propose, directly or indirectly, any amendment or waiver of the terms of this Agreement, publicly or in a manner that would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict any member of the GreenWood Group from (i) communicating privately with any director or senior officer of the Company or any other individuals authorized by the Company regarding any

Exhibit 99.1
matters, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by the Company or the GreenWood Group; (ii) communicating confidentially with GreenWood’s controlled Affiliates and its and their managing members, principals, general partners, employees, advisors or attorneys so long as such communications (A) are not made with an intent to violate, and would not be reasonably expected to result in a violation of, Section 2 or Section 4 of this Agreement or any provision of this Agreement or the Confidentiality Agreement, (B) do not involve the disclosure or sharing of any confidential information that GreenWood is in possession of pursuant to the terms of the Confidentiality Agreement to any person other than as expressly set forth in the Confidentiality Agreement to a person that has agreed to sign a joinder to the Confidentiality Agreement and (C) are expressly understood to be private communications; (iii) communicating privately with stockholders of the Company or others regarding the Company, so long as such communications (A) are not made with an intent to violate, and would not be reasonably expected to result in a violation of, Section 2 or Section 4 of this Agreement or any provision of the Confidentiality Agreement, (B) do not involve the disclosure or sharing of any confidential information that GreenWood is in possession of pursuant to the terms of the Confidentiality Agreement to any person that is not a party to the Confidentiality Agreement and (C) are expressly understood to be private communications; or (iv) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable. For the avoidance of doubt, nothing in this Agreement shall limit or otherwise restrict in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Directors) under applicable law in his or her capacity as such or the exercise of any director’s fiduciary duties under applicable law as directors of the Company.

(c) During the Covered Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or in connection with any action by written consent, each member of the GreenWood Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it that it has the right to vote as of the record date to be present for quorum purposes and to be voted or consented (i) in favor of the election of each person recommended by the Board for election as a director, (ii) against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendation of the Board on all other proposals or business that are the subject of stockholder action at such meeting or action by written consent; provided, however, that (A) if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend a vote inconsistent with the recommendation of the Board with respect to any proposals or business (other than the election or removal of directors) at such meeting or in connection with an action by written consent, then each member of the GreenWood Group shall be permitted to vote in accordance with such ISS and Glass Lewis recommendation, and (B) each member of the GreenWood Group shall be permitted to vote in its sole discretion on any proposal with respect to (A) the implementation, ratification, modification or approval of any takeover defenses (for the avoidance of doubt, including a stockholder rights plan) or that adversely affect the rights of stockholders if ISS or Glass Lewis recommend against such proposal and (B) an Extraordinary Transaction. Each member of the GreenWood shall take commercially reasonably actions necessary to call back any loaned-out shares of Common Stock owned by such member on the record date for each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, so long as the Company has provided GreenWood with at least ten (10) days’ prior written notice of such record date.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Exhibit 99.1
3. Representations of the Company and the GreenWood Group.

(a) Representations of the Company. The Company represents and warrants to the GreenWood Group as follows: (i) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (iii) the execution, delivery, and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

(b) Representations of the GreenWood Group. The GreenWood Group, jointly and severally, represent and warrant to the Company as follows: (i) GreenWood has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by GreenWood, constitutes a valid and binding obligation and agreement of GreenWood and is enforceable against the GreenWood Group in accordance with its terms; (iii) the entities listed on Schedule A constitute all entities that directly own Company securities that are beneficially owned by GreenWood or share with GreenWood beneficial ownership or voting or investment discretion or authority with respect to the Company; (iv) the GreenWood Group beneficially owns, directly or indirectly, an aggregate of such number of shares of Common Stock set forth in the email with the subject line “GreenWood Group Beneficial Ownership” sent to the Company’s counsel by GreenWood’s counsel (the “Beneficial Ownership Email”), and such shares of Common Stock constitute all of the Common Stock beneficially owned by the GreenWood Group as of the execution of this Agreement; and (v) the execution, delivery, and performance of this Agreement by GreenWood does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the GreenWood Group or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which any member of the GreenWood Group is a party or by which it, he or she is bound.

4. Mutual Non-Disparagement.

(a) During the Covered Period, the GreenWood Group agrees that it and its members will not, and it will not permit any of the GreenWood Representatives (as defined below) acting on its or any of its member’s behalf or at its or their direction to, directly or indirectly, in any capacity or manner, make or cause to be made, any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public) (including, without limitation, in a television, radio, newspaper, or magazine interview or podcast or to any sell-side or buy-side analyst or member of the media) that constitutes an ad hominem attack on, or that otherwise disparages, defames, criticizes, slanders or impugns the Company, the Board, the Company’s Affiliates or subsidiaries or any of its or their respective current or former directors (including any nominee for director), partners, members, managers, officers or employees, in each case, in their capacities as such (collectively, the “Company Representatives”), or any of the Company’s or any of its Affiliates’ or subsidiaries’ respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or

Exhibit 99.1
actions, in each case of any type or nature. (b) During the Covered Period, the Company agrees that it will not, and it will not permit any of the Company’s Representatives acting on its behalf or at its direction to, directly

(b) During the Covered Period, the Company agrees that it will not, and it will not permit any of the Company’s Representatives acting on its behalf or at its direction to, directly or indirectly, in any capacity or manner, make any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public) (including, without limitation, in a television, radio, newspaper, or magazine interview or podcast or to any sell-side or buy-side analyst or member of the media) that constitutes an ad hominem attack on, or that otherwise disparages, defames, criticizes, slanders or impugns the GreenWood Group and its Affiliates, its subsidiaries or any of its or their respective current or former directors, partners, members, managers, officers or employees, in each case, in their capacities as such (collectively, the “GreenWood Representatives”) or any of GreenWood’s or any of its Affiliates’ or subsidiaries’ respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or actions, in each case of any type or nature.

(c) Nothing in this Agreement shall prohibit any Party from (i) communicating, on a confidential basis, with its directors, officers, employees, Affiliates and its and their attorneys, accountants, or financial advisors, in each case, in a manner that does not otherwise violate and is not inconsistent with Section 2, Section 4 or Section 7, and would not reasonably be expected to require public disclosure of such communications, (ii) making any true and correct statement to the extent required to comply with any subpoena or other applicable legal process or to respond to a request for information from any governmental authority with jurisdiction over the person from whom the information is sought; provided, that the disclosing Party shall, to the extent legally permissible, promptly notify the other Party upon receipt of such request and reasonably consider any comments of such other Party with respect to its response and shall only provide information in response to such request that it reasonably believes is legally required to be disclosed upon the advice of its outside legal counsel, or (iii) reporting what it reasonably believes, after consultation with counsel, to be violations of federal law or regulation or any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgates thereunder.

5. Withdrawal of Nomination Notice. Effective as of the Effective Date, the Nomination Notice and related materials submitted by or on behalf of the GreenWood Group in connection with the 2026 Annual Meeting are hereby irrevocably withdrawn (without any further action being required) and shall be of no further force or effect.

6. Covered Period; Termination.

(a) This Agreement shall commence on the Effective Date and remain in full force and effect until the date that is the earliest to occur of (i) thirty (30) days prior to the deadline pursuant to the Bylaws for the submission of stockholder notices of director nominations at the Company’s 2027 annual meeting of stockholders and (ii) one hundred twenty (120) days prior to the anniversary of the date of the 2026 Annual Meeting (such period, the “Covered Period”); provided, however, that (x) GreenWood may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement (including, without limitation, a failure by the Company to appoint any of the New Directors or any Replacement Director to the Board or any committees thereof in accordance with Section 1, a failure to form the Capital Allocation Committee or a failure to issue the Press Release (as defined below)) that (if capable of being cured) is not cured within five (5) business days after the Company’s receipt of written notice from GreenWood specifying the material breach, or, if impossible to cure within five (5) business days, that the Company has not taken any substantive action to cure within such five (5) business day period; (y) the Company may earlier terminate this Agreement if GreenWood commits a material breach of

Exhibit 99.1
this Agreement that (if capable of being cured) is not cured within five (5) business days after GreenWood’s receipt of written notice from the Company specifying the material breach, or, if impossible to cure within five (5) business days, that GreenWood has not taken any substantive action to cure within such five (5) business day period; and (z) this Agreement shall automatically terminate upon the first to occur of: (A) announcement by the Company that it has entered into a definitive agreement with respect to an Extraordinary Transaction, (B) the consummation of any Extraordinary Transaction to which the Company is a party, and (C) the commencement of any tender or exchange offer if (and only if) the Board does not, within ten (10) business days of such commencement, recommend against acceptance of such tender or exchange offer, and such tender or exchange offer, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than fifty percent (50%) of the voting securities of the Company (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer).

(b) The provisions of Sections 6, 8 and 10 through 16 shall survive the termination of this Agreement pursuant to this Section 6. The termination of this Agreement shall not relieve any Party hereto from liability for any breach of this Agreement prior to such termination.

7. Public Announcement and SEC Filing.

(a) As promptly as practicable following the execution of this Agreement, the Company and GreenWood shall issue a joint press release in the form attached to this Agreement as Schedule C (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor any member of the GreenWood Group shall issue any press release or make, or cause to be made, any public announcement or statement regarding this Agreement or the subject matter hereof.

(b) Within four (4) business days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting its entry into this Agreement and the material terms hereof. The Company shall provide GreenWood with a reasonable opportunity to review and comment on the disclosure regarding this Agreement and related matters contained in the Form 8-K and any exhibits thereto prior to filing it and shall consider such comments in good faith.

(c) In the event any member of the GreenWood Group files a Schedule 13D with respect to the Common Stock, GreenWood shall provide the Company with a reasonable opportunity to review and comment on such Schedule 13D and any exhibits thereto prior to such filing and shall consider such comments in good faith.

8. GreenWood Responsibility for the GreenWood Group and GreenWood Representatives. For the avoidance of doubt, GreenWood agrees that it shall be responsible and liable for any action or omission by any member of the GreenWood Group or any GreenWood Representative acting on its or any of its members’ behalf or at its or their direction that would constitute a breach of this Agreement or would have constituted a breach of this Agreement had such member of the GreenWood Group or GreenWood Representative been a party hereto.

9. Expenses. Each Party shall bear its own expenses in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse GreenWood for the reasonable and documented out-of-pocket expenses incurred by the members of the GreenWood Group in connection with their engagement with the Company and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby,

Exhibit 99.1
within five (5) business days of the date that the Company receives such documentation from GreenWood; provided, further, that such reimbursement shall not exceed $175,000 in the aggregate.

10. Miscellaneous. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware, or, if such court shall lack subject matter jurisdiction, the United States District Court for the District of Delaware (such applicable court, the “Designated Forum”), in addition to any other remedies at law or in equity and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking such relief on the basis that an adequate remedy exists at law. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief. Furthermore, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Designated Forum in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action arising out of this Agreement or the transactions contemplated by this Agreement in any court other than the Designated Forum, and each of the Parties irrevocably waives the right to trial by jury and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

11. Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) if delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this Section 12 or (b) if given by email, when such email is transmitted to the email address set forth below:

Exhibit 99.1

If to the Company, t	Jack in the Box 9357 Spectrum Center Blvd. San Diego, California Attention: Office of the Corporate Secretary Email: Sarah.Super@jackinthebox.com
With a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP 1888 Century Park E
Los Angeles, California 90067 Attention: Alison S. Ressler Email: resslera@sullcrom.com

Sullivan & Cromwell LLP 125 Broad Str
New York, New York 10004 Attention: Lawrence S. Elb
C. Patrick Gadson Email: elbauml@sullcrom.com
gadsonp@sullcrom.com

If to GreenWood,	GreenWood Investors, L 1270 Avenue of the Americas, 7th Floor New York, NY Attention: Christopher Torino Email: chris@gwinvestors.c
With a copy to (which shall not constitute notice):	McDermott Will & Schulte LLP 919 Third Av

New York, NY 10022 Attention: Ele Klein
Brandon Gold
Email: eleazer.klein@srz.com
brandon.gold@srz.com

13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

15. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this

Exhibit 99.1
Agreement on any persons other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

16. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

Exhibit 99.1
IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

JACK IN THE BOX INC.

By: /s/ Sarah Super
Name: Sarah Super
Title: EVP, Chief Legal &
Administrative Officer

GREENWOOD INVESTORS, LLC
By: /s/ Christopher Torin
Name: Christopher Torin Title: Partner

Exhibit 99.1
Schedule A

Steven Wood
GreenWood Builders Fund V, LP

Exhibit 99.1
Schedule B

CAPITAL ALLOCATION COMMITTEE CHARTER

A. AUTHORITY

The Board of Directors (the “Board”) of Jack in the Box Inc. (the “Corporation”), by resolution dated November 3, 2025, and in connection with the Nomination and Cooperation Agreement (the “Cooperation Agreement”), dated November 3, 2025, by and among the Corporation and GreenWood Investors, LLC, established the Capital Allocation Committee (the “Committee”).

This Charter is intended to be one component of the flexible governance framework within which the Board, assisted by its committees, oversees the affairs of the Corporation; it is not intended to establish by its own force any additional fiduciary duties.

B. PURPOSE

The Committee is appointed by the Board to support the Board’s and management’s review of the Corporation’s significant strategic initiatives, including with respect to its capital allocation priorities, portfolio of assets (including real estate), special capital projects and capital structure.

C. COMMITTEE MEMBERSHIP

The Committee shall be comprised of three directors, who shall initially be Alan Smolinisky, Lance Tucker and Enrique Ramirez Mena. The Chair of the Committee shall be Mr. Smolinsky until his resignation.

Any vacancies on the Committee resulting from any of Mr. Smolinsky, Mr. Tucker or Mr. Ramirez Mena being unable or unwilling to serve as a member of the Committee, resigning as a member of the Committee, being removed as a member of the Committee or ceasing to be a member for any other reason prior to the expiration of the Covered Period (as defined in the Cooperation Agreement) shall be filled in accordance with the terms of the Cooperation Agreement.

D. COMMITTEE AUTHORITY AND RESPONSIBILITIES

In addition to such other matters as may be delegated to the Committee by the Board from time to time, the Committee shall be authorized to take the following actions:

1. The Committee shall review, evaluate and make recommendations to the Board regarding the Corporation’s significant strategic initiatives, including with respect to its capital allocation priorities, portfolio of assets (including real estate), special capital projects and capital structure. The Committee shall have the authority to perform any other reviews and evaluations that it may find necessary or appropriate in furtherance of the foregoing purpose.

2. In addition to the Committee’s authority to obtain services from any of the Corporation’s financial, legal and other advisors, experts and consultants, the Committee has the authority to engage, at the expense of the Corporation, such financial, legal and other advisors, experts and other persons (each, an “External Advisor”) as the Committee determines is appropriate to assist it in the full performance of its duties. The Committee is empowered to approve the compensation and other

Exhibit 99.1
retention terms of any such External Advisor and to cause the Corporation to pay any approved sum to any such External Advisor.

E. COMMITTEE MEETINGS AND ACTION

1. A majority of the Committee members shall constitute a quorum.

2. The action of a majority of those present at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act by unanimous written consent in lieu of a meeting.

3. The Committee shall regularly report to the Board and provide recommendations as needed or appropriate regarding Committee activities. The Committee Secretary (who shall be the Chair of the Committee or his designee) shall give notice, if required, and keep written minutes of all Committee meetings.

4. The Chair of the Committee shall be responsible for convening and calling meetings of the Committee. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but no more frequently than twice a fiscal quarter without approval from at least two members of the Committee. All members of the Board shall be invited to attend all meetings of the Committee. The Committee may invite members of management, internal auditors, independent auditors, legal counsel or others to attend meetings and to provide relevant information. Meetings may be held telephonically, by videoconference, in person, or by means of any other communications equipment, so that, in any case, all persons participating can hear each other.

5. The Committee Secretary shall prepare a preliminary agenda. The Chair of the Committee, following consultation with the other members of the Committee, shall make the final decision regarding the agenda. The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable.

F. TERM

The Committee shall continue in its existence until the expiration of the Covered Period, unless the Board should determine to extend the term of the Committee.

Exhibit 99.1
Schedule C

FORM OF PRESS RELEASE

[Attached.]

Exhibit 99.1

Jack in the Box Inc. Announces Mark King and Alan Smolinisky Appointed to Board of Directors

The Company and GreenWood Enter into Cooperation Agreement

SAN DIEGO--(BUSINESS WIRE)--Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced the appointment of two new independent directors, Mark King and Alan Smolinisky, to the Company’s Board of Directors (the “Board”), eﬀective within ﬁve business days. Messrs. King and Smolinisky are being appointed in connection with a cooperation agreement between the Company and one of its stockholders, GreenWood Investors, LLC (“GreenWood”), following constructive engagement. With the addition of these two directors, the Board will expand its size to 10 members.

In connection with the cooperation agreement, the Board will form a Capital Allocation Committee, to be chaired by Mr. Smolinisky. GreenWood has agreed to vote its shares in favor of all of the Board’s director nominees at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), and has also agreed to customary standstill, voting and other provisions. The full cooperation agreement will be ﬁled on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

“We are very pleased to welcome Mark and Alan as independent directors on the Company’s Board,” said David L. Goebel, Chairman of the Board. “Mark’s experience in the restaurant and retail industries as well as Alan’s investor perspective and real estate expertise bring valuable and complementary skillsets to the Board that directly align with our ‘JACK on Track’ strategy. We look forward to beneﬁting from Mark’s and Alan’s insights as the Board and management team continue to focus on returning to a simpliﬁed, asset-light business model, driving improved performance and enhancing value for stockholders.”

“We appreciate our constructive engagement with Jack in the Box and the Company’s openness to bringing fresh perspectives to the Board,” said Chris Torino, Partner at GreenWood. “We are excited for Mark and Alan to utilize their respective areas of expertise to bring valuable insights as the Board continues overseeing the Company’s strategy to improve performance, build momentum in the business, and deliver stockholder value. Through the ongoing actions to reduce debt, drive sustainable same store sales, and improve margins, we see an opportunity for a rejuvenated JACK to return to its rightful place among the industry’s most iconic brands, and we look forward to being a committed long-term stockholder.”

Mr. King has over 40 years of experience driving transformations and increasing relevance at major global brands, including as CEO of Taco Bell Corp., where he led brand strategy and franchise operations and enhanced consumer engagement during a period of signiﬁcant growth. He most recently served as CEO of Xponential Fitness, helping transform the company through a focus on franchisee health and a customer-centric culture. Mr. King also previously served as President of adidas North America, guiding the brand to double its market share in under three years, and spent more than three decades at TaylorMade Golf, which became the most proﬁtable golf company in the world during his tenure as CEO.

Mr. Smolinisky is a serial entrepreneur and transformative investor whose nearly three-decade career is deﬁned by generating signiﬁcant value across several industries including commercial real estate, ﬁnance, and capital markets. As a Principal at Conquest Housing, a diversiﬁed private investment company, he leverages his deep expertise in strategy and capital deployment to drive growth and market innovation across its portfolio, including real estate, publicly traded securities, sports, media and other ventures. Mr.

Exhibit 99.1
Smolinisky's career is marked by the founding and scaling of multiple enterprises and is further showcased through his co-ownership of the Los Angeles Dodgers, a venture that exempliﬁes his ability to identify and invest in iconic brands and high-growth assets.

Advisors
BofA Securities is serving as ﬁnancial advisor, Sullivan & Cromwell LLP is serving as legal advisor, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to the Company.

LDG Advisory is serving as ﬁnancial advisor, and McDermott Will & Schulte LLP is serving as legal advisor to GreenWood.

About the Company
The Company, founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation’s largest hamburger chains with approximately 2,160 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with over 550 restaurants across 18 states.

About GreenWood
GreenWood is an investment manager founded in 2010 to engage and invest with great managers building underappreciated companies. The ﬁrm partners with management teams during transformational moments in their history to help them accelerate their ability to drive long-term, sustainable value.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identiﬁed by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to diﬀer materially from any forward- looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is aﬀected by the availability of a suﬃcient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility; the possibility that conditions to the sale of Del Taco are not satisﬁed on a timely basis or at all, and the possibility of changes in the anticipated timing for closing the sale; the possibility that we may not fully realize the projected beneﬁts of the sale; and business disruption during the pendency of or following the sale. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q ﬁled with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward- looking statement, whether as the result of new information or otherwise.

Important Additional Information and Where to Find It
The Company intends to ﬁle a deﬁnitive proxy statement (the “Proxy Statement”) and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2026 Annual Meeting.

Exhibit 99.1
STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, and other documents ﬁled by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.jackinthebox.com/ﬁnancials/sec- ﬁlings.

Participant Information
The Company, its directors, and certain of its executive oﬃcers (as set forth below) are deemed to be “participants” (as deﬁned in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting. Information about the compensation of our named executive oﬃcers and our independent directors is set forth in the sections titled “Executive Compensation” and “Director Compensation and Stock Ownership Requirements” in the Company’s deﬁnitive proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, ﬁled on January 27, 2025 (the “2025 Deﬁnitive Proxy”), commencing on pages 58 and 26, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneﬁcial Owners and Management” in the 2025 Deﬁnitive Proxy commencing on page 71 and is available here, and as updated in the ﬁlings referenced in the table below. Supplemental information regarding the holdings of the Company’s securities can be found in the SEC ﬁlings on Forms 3 and 4, and as referenced in the table below, and such ﬁlings are available on the Company’s website at https://investors.jackinthebox.com/ﬁnancials/sec-ﬁlings/ or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Certain Beneﬁcial Owners and Management” of the Proxy Statement and other materials to be ﬁled with the SEC in connection with the Annual Meeting.

Directors and Executive Officers

Name	Owner ship	Filing Date	Filing Type	Hyperlink
Guillermo Diaz, Jr.	6,495	3/3/2025	Form 4	https://www.sec.gov/Archives/edgar/data/19478 07/000106299325004159/xslF345X05/form4.xm
David L. Goebel (Chairman of the Board)	39,455	4/8/2025	Form 4	https://www.sec.gov/Archives/edgar/data/11375 23/000106299325007241/xslF345X05/form4.xm

Exhibit 99.1

Madeleine A. Kleiner	26,438	4/8/2025	Form 4	https://www.sec.gov/Archives/edgar/data/11882 75/000106299325007242/xslF345X05/form4.xm
Michael W. Murphy	77,692	4/8/2025	Form 4	https://www.sec.gov/Archives/edgar/data/11938 34/000106299325007243/xslF345X05/form4.xm
James M. Myers	37,166	4/8/2025	Form 4	https://www.sec.gov/Archives/edgar/data/11864 16/000106299325007244/xslF345X05/form4.xm
Enrique Ramirez	5,163	3/3/2025	Form 4	https://www.sec.gov/Archives/edgar/data/18202 90/000106299325004165/xslF345X05/form4.xm
Lance Tucker (Chief Executive Officer)	79,555	4/7/2025	Form 4	https://www.sec.gov/Archives/edgar/data/15134 00/000106299325007166/xslF345X05/form4.xm
Vivien M. Yeun	18,124	4/8/2025	Form 4	https://www.sec.gov/Archives/edgar/data/17038 09/000106299325007245/xslF345X05/form4.xm

Contacts
Rachel Webb
858-522-4556
rachel.webb@jackinthebox.com